Exhibit 10(d)

Restricted Stock Award Agreement

For Non-Employee Directors

ZEP INC.

OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

FOR NONEMPLOYEE DIRECTORS

THIS AGREEMENT, made and entered into as of [DATE] by and between Zep Inc., a Delaware Corporation, (the “Company”) and [NAME] (“Grantee”).

W • I • T • N • E • S • S • E • T • H    T • H • A • T:

WHEREAS, the Company maintains the Zep Inc. Omnibus Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1. Award of Restricted Stock

1.1 The Company hereby grants to Grantee an award of [# OF SHARES] Shares of restricted stock (“Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement and the Plan. The grant date of this award of Restricted Stock is [GRANT DATE] (the “Grant Date”).

1.2 This Agreement shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3 This award of Restricted Stock is conditioned upon Grantee’s acceptance of the terms of this Agreement, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of the Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by the execution or by such electronic acceptance, the award of Restricted Stock may be cancelled by the Committee.

2. Restrictions

2.1 Subject to Sections 2.3, 2.4, and 2.5 below, if the Grantee remains in service as a Director of the Company, the Restricted Stock shall vest as follows (each such date on which the Restricted Stock vests is hereafter referred to as a “Vesting Date”):

Number of Shares	Vesting Date
[SHARES]	[VEST DATE]

2.2 Except as otherwise provided below, on each Vesting Date, Grantee shall own the Vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). The Company shall transfer the Vested Shares of Restricted Stock to an unrestricted account in the name of the Grantee as soon as practical after each Vesting Date.

2.3 In the event, prior to the Vesting Date, (i) Grantee dies while serving as a Director of the Company, or (ii) Grantee has his service terminated by reason of Disability, any Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Shares of Restricted Stock, free and clear of any restrictions imposed by this Agreement (except for Section 3.4) to Grantee (or, in the event of death, his surviving spouse or, if none, to his estate) as soon as practical after his date of death or termination for Disability.

2.4 In the event Grantee’s service as a Director of the Company ceases prior to the Vesting Date (i) as a result of the expiration of Grantee’s term as a Director of the Company for which the Board has not requested Grantee stand for re-election for a subsequent term, or (ii) as a result of the resignation of the Grantee in accordance with the provisions set forth in the Company’s Corporate Governance Guidelines, said resignation having been accepted by the Board of Directors of the Company, any unvested Shares of Restricted Stock shall continue to vest as if the service of the Grantee continues through or until all of the unvested Shares vest.

2.5 Except as provided in Sections 2.3 or 2.4, if Grantee’s service as a Director of the Company ceases prior to the Vesting Date, the Restricted Stock shall cease to vest further, the unvested Shares of Restricted Stock shall be immediately forfeited, and Grantee shall only be entitled to the Restricted Stock that has vested as of his date such service ceased.

2.6 Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to the Vesting Date, all Shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change in Control. The Company shall transfer the Shares of Restricted Stock that become vested pursuant to this Section 2.5 to an unrestricted account in the name of Grantee as soon as practical after the date of the Change in Control.

2.7 The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.

3. Stock; Dividends; Voting

3.1 The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares are vested in accordance with

Section 2. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2 During the period the Restricted Stock is not vested, the Grantee shall be entitled to receive dividends or similar distributions declared on such Restricted Stock and Grantee shall be entitled to vote such Restricted Stock.

3.3 In the event of a Change in Capitalization, the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed by the Committee to reflect the Change in Capitalization in accordance with Section 4(d) of the Plan, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

3.4 Grantee represents and warrants that he is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4. No Right to Continuing Service or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of service as a Director of the Company. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5. Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

6. Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

7. Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

8. Governing Law

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

9. Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

10. Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

11. Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Attest:	Zep Inc.

By:
C. Francis Whitaker, III	John K. Morgan
Vice President, General Counsel and Secretary	Chairman, President and Chief Executive Officer

Grantee:

[NAME]